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                                                                   EXHIBIT 10.21

                               PREMISES AGREEMENT

     THIS PREMISES AGREEMENT (this "Agreement") is dated as of December 14, 1999, and is made by and between Bill Gross' idealab!, a California corporation ("idealab!"), and GoTo.com, Inc., a Delaware corporation ("GoTo"). idealab! and GoTo hereby agree as follows:

     1. Recitals: This Agreement is made with reference to the fact that Parsons Information & Technology Group, Inc., as landlord ("Parsons"), and idealab!, as tenant, entered into that certain lease, dated as of June 17, 1999 (the "Original Lease"), as amended by that certain First Amendment to Lease dated August 18, 1999 (the "Amendment") (the Original Lease, as amended by the Amendment shall be referred to herein as the "Lease"), with respect to the second, third and eighth floors of the office building located at 74 N. Pasadena Avenue, Pasadena, California, consisting of approximately 87,192 rentable square feet (the "Premises"). A copy of the Lease is attached hereto as Exhibit A and incorporated by reference herein.

     2. Premises: idealab! hereby agrees to rent to GoTo, and GoTo hereby agrees to rent from idealab!, the second and third floors of the Premises, consisting of approximately 58,128 rentable square feet of the Premises, as shown on Exhibit B hereto (hereinafter, the "Rented Premises"). This Agreement shall be at all times subject and subordinate to the Lease.

     3. Term: The term of this Agreement (the "Term") shall commence on January 15, 2000 (the "Commencement Date") and terminate on October 31, 2004, unless this Agreement is sooner terminated pursuant to its terms or the Lease is sooner terminated pursuant to its terms. GoTo shall have the right to occupy the Rented Premises for purposes of constructing its improvements therein as of November 7, 1999. Such occupancy (i) shall be subject to all of the provisions of this Agreement, except for the obligation to pay Rent (as defined below); and (ii) shall not advance the expiration date of this Agreement. GoTo shall be entitled to the benefit of any delay in the commencement date or obligation to pay rent as provided in the "Fixturization Period" section of Section 1 of the Amendment. At GoTo's request and expense, idealab! will enforce its rights under such provision for the benefit of GoTo.

     4. Security Deposit. Upon execution hereof, GoTo shall pay to idealab! the sum of One Hundred Twenty-Three Thousand Six Hundred Twenty-Six Dollars ($123,626) in cash and a letter of credit in the amount of Two Hundred Fifty-One Thousand Nine Hundred Six Dollars ($251,906) (the "Letter of Credit") as a deposit (collectively, the "Security Deposit"). The Security Deposit shall be held by idealab! without liability for interest as security for the faithful performance by GoTo of all of the terms and conditions of this Agreement. The Security Deposit may be commingled with other funds of idealab!. If Rent (as defined below) or any other sum payable by GoTo to idealab! hereunder shall be overdue and unpaid, or should GoTo fail to perform any of the covenants or conditions of this Agreement in each case after applicable notice and cure periods, idealab! may at its option and without prejudice to any other available remedies, apply said Security Deposit to the payment of Rent, loss or damage sustained by idealab! due to such breach by GoTo. The Security Deposit shall be returned to GoTo within thirty (30) days after expiration of the Term. The Security Deposit shall be held, and be subject to reduction, as set forth in
Section 9 of the Amendment, as incorporated herein, including the provision for payment of interest thereon by idealab!


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     5. Rent:

          A. Base Rent. GoTo shall pay to idealab! as rent for the Rented Premises ("Base Rent") for each month during the Term, (i) Sixty-Three Thousand Two Hundred Eleven and 77/100 Dollars ($63,211.77) for the period beginning January 15, 2000 through January 31, 2000, (ii) One Hundred Sixteen Thousand Four Hundred Ten and 59/100 Dollars ($116,410.59) per month beginning February 1, 2000 through June 30, 2001, (iii) One Hundred Nine Thousand Nine Hundred Thirty-Nine and 22/100 Dollars ($109,939.22) per month for the period beginning July 1, 2001 through July 31, 2001 and (iv) One Hundred Three Thousand Four Hundred Sixty-Seven and 84/100 Dollars ($103,467.84) per month beginning August 1, 2001 through the remainder of the Term. The foregoing amounts represent the Base Rent payable under the Lease attributable to the Rented Premises, plus the Base Rent payable thereunder with respect to the Rented Premises for the period from November 7, 1999 through January 14, 2000 amortized over the first eighteen
(18) months of the Term. Base Rent for any period during the Term hereof which is for less than one (1) month of the Term shall be a pro rata portion of the monthly installment. Base Rent shall be payable on the first day of each month without notice or demand and without any deduction, offset, or abatement, in lawful money of the United States of America. Base Rent and Additional Rent (as defined below) shall be paid directly to idealab! at 130 W. Union Street, Pasadena, CA 91103, Attn.: Accounting, or such other address as may be designated in writing by idealab!.

          B. Monthly Costs. In addition to the Base Rent, GoTo shall be responsible for its proportionate share of any payment of any operating expenses, costs of maintenance, repair and improvements, taxes, assessments, insurance costs, utility charges or any other amounts in connection with the use or occupancy of the Rented Premises payable by idealab! under the Lease. As used herein, "proportionate share" shall mean 22.71% of the Building, and 66.67% of the Premises.

          C. Parking Rent. GoTo shall pay Parking Rent at the rates specified in
Section 18 below. A full month of Parking Rent shall be charged for the use of parking spaces during any portion of a month. Parking Rent shall be due and payable at the same time as the Base Rent and shall include rent for parking spaces allocated in the prior month and not previously paid.

          D. Taxes and Building Operating Expenses. GoTo shall pay to idealab! its proportionate share of Taxes and Building Operating Expenses (as defined in the Lease) imposed on idealab! pursuant to Sections 5.2 and 6.1 of the Original Lease.

          E. Additional Rent. All monies other than Base Rent required to be paid by GoTo under this Agreement shall be deemed additional rent ("Additional Rent"). Base Rent and Additional Rent are hereinafter collectively referred to as "Rent."

          F. HVAC. GoTo shall be responsible for any charges for after hours use of the HVAC system that GoTo requested with respect to the Rented Premises during the period which began on November 7, 1999 and ended on January 15, 2000. The aggregate amount of such charges shall be pro-rated over the first eighteen months of this Agreement and paid as "Additional Rent" hereunder on the first day of each such month without notice or demand and without any deduction, offset, or abatement, in lawful money of the United States of America.

     6. Late Charge: If GoTo fails to pay to idealab! any amount due hereunder within ten (10) days after the due date, GoTo shall pay idealab! upon demand interest on all amounts due, at a rate equal to the lesser of the prime rate quoted by the Bank of America plus two percent (2%) or the maximum rate allowed by law (the "Interest Rate"), from the tenth (10th) day after the due date to and including the date of the payment.


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         7. Use: GoTo may use the Rented Premises only for the uses permitted under the Lease. GoTo shall promptly and properly observe and comply with all laws with respect to GoTo's use of the Rented Premises. Notwithstanding the foregoing, GoTo shall not be required to comply, or pay the cost of complying, with any laws requiring the construction of structural alterations or improvements to the Rented Premises, unless due to GoTo's particular use of the Rented Premises or GoTo's improvements. GoTo shall comply with all restrictions set forth in the Lease and all rules and regulations promulgated from time to time by Parsons. Notwithstanding anything to the contrary in this Agreement or in the Lease, GoTo shall not be permitted to sublicense or otherwise assign the Rented Premises or any of its obligations hereunder to any party, except to an entity as described in Section 14.6 of the Lease.

     8. Repairs: GoTo shall maintain in good order and condition the Rented Premises. This includes promptly reporting to idealab! all maintenance and repairs needed for the Rented Premises. Should the need for repairs arise directly or indirectly from GoTo's abuse or neglect, GoTo shall be solely responsible for the cost of such repairs.

     9. Improvements: GoTo shall make any and all alterations and improvements required for the Rented Premises at its sole cost and expense. All such alterations or improvements shall require the prior consent of idealab!. Subject to the written consent of Parsons, idealab! hereby (i) consents to the construction by GoTo of the alterations as described in Exhibit C hereto and
(ii) agrees that GoTo shall surrender such alterations upon the expiration of the Term hereof.

     10. Services: idealab! shall cause Parsons to provide the Rented Premises
(i) twenty-four (24) hours per day, seven (7) days per week, water, gas, electricity and sewer service, (ii) Monday through Friday, janitorial service and waste pick-up and (iii) heating, ventilating and air conditioning ("HVAC")
(A) Monday through Friday from 8:00 a.m. to 6:00 p.m. and on Saturdays from 8:00 a.m. to 1:00 p.m., except on holidays and (B) at all other times requested by GoTo, whereupon GoTo shall pay its proportionate cost of such HVAC.

     11. Indemnity:

          A. Except to the extent caused by the negligence or willful misconduct of idealab!, its agents, employees or invitees or idealab!'s breach of this Agreement, GoTo shall indemnify, defend with counsel reasonably acceptable to idealab!, protect and hold idealab! harmless from and against any and all claims, liabilities, judgments, causes of action, damages, costs and expenses (including reasonable attorneys' and experts' fees), caused by or due to: (i) the use, condition, operation or occupation by GoTo of the Rented Premises; (ii) any repairs, alterations, additions or changes made by GoTo, or idealab! on behalf of GoTo, to the Rented Premises (the "Alterations"), (iii) the negligence or willful misconduct of GoTo, its employees, agents, invitees, and licensees or
(iv) any failure by GoTo to comply with the terms or conditions of this Agreement. GoTo's indemnification of idealab! shall survive termination of this Agreement.

          B. Except to the extent caused by the negligence or willful misconduct of GoTo, its agents, employees or invitees or GoTo's breach of this Agreement, idealab! shall indemnify, defend with counsel reasonably acceptable to GoTo, protect and hold GoTo harmless from and against any and all reasonable claims, liabilities, judgments, causes of action, damages, costs and expenses (including reasonable attorneys' and experts' fees) caused by or due to: (i) the negligence or willful misconduct of idealab!, its employees, agents, invitees or licensees; or (ii) any failure by idealab! to comply with the terms or conditions of this Agreement. idealab!'s indemnification of GoTo shall survive termination of this Agreement.

     12. Insurance: GoTo shall keep in full force and effect, at GoTo's sole cost and expense, a commercial general liability policy of insurance, insuring coverage of idealab! (as an additional insured) and GoTo in the amounts set forth in Section 9.3.1 of the Original Lease. The liability policy shall name idealab! and Parsons as an additional insured.


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     13. Release and Waiver of Subrogation: Notwithstanding anything to the contrary herein, idealab! and GoTo hereby release each other, and their respective agents, employees, subtenants, and contractors, from all liability for damage to any property that is caused by or results from a risk which is actually insured against or which would normally be covered by "all risk" property insurance, without regard to the negligence or willful misconduct of the entity so released. Each party shall use its commercially reasonable efforts to cause each insurance policy it obtains to provide that the insurer thereunder waives all right of recovery by way of subrogation as required herein in connection with any injury or damage covered by the policy. If the insurance policy cannot be obtained with the waiver of subrogation, or if the waiver of subrogation is available only at additional cost and the party for whose benefit the waiver is not obtained does not pay the additional cost, then the party obtaining the insurance immediately shall notify the other party.

     14. Damage: If the Rented Premises, or any part thereof, are materially damaged due to any peril, GoTo shall be entitled to an abatement of all Rent to the extent of the interference with GoTo's use of the Rented Premises occasioned thereby. If the Rented Premises are materially damaged by any peril and the repair would reasonably be expected to take more than one hundred eighty (180) days, then (i) GoTo shall have the option to terminate this Agreement by delivery of written notice thereof to idealab! and (ii) idealab! shall have the right to terminate this Agreement if the Lease is terminated by Parsons.

     15. Assignment: Except to a subsidiary of GoTo or pursuant to a change of control in GoTo or as otherwise permitted under Section 14.6 of the Original Lease, as incorporated herein, GoTo may not assign this Agreement (including an assignment by operation of law), rent a portion of the Rented Premises or permit any use of the Rented Premises by another party, without the prior written consent of idealab!.

     16. Default: GoTo shall be in default of its obligations under this Agreement if any of the following events occur:

          A. GoTo fails to pay any Rent when due, when such failure continues for ten (10) days after written notice;

          B. The legal abandonment of the Rented Premises by GoTo;

          C. The failure of GoTo to do, or cause to be done, any act required by this Agreement, other than payment of Rent or other charges, which failure continues for a period of ten (10) days after written notice or, if such breach cannot reasonably be cured within said ten (10) day period, GoTo fails to commence curative action within said ten (10) day period and diligently to pursue the same to completion;

          D. To the extent permitted by law, any act of bankruptcy caused, suffered or permitted by GoTo. For purposes of this Agreement, "act of bankruptcy" shall include any of the following:

               (i) Any general assignment for the benefit of creditors;

               (ii) The filing of any petition by or against GoTo to have GoTo adjudged a bankrupt or a petition for reorganization or arrangement under Title 11 of the United States Code relating to bankruptcy, as amended or comparable law, unless such petition is filed against GoTo and dismissed within ninety (90) days;

               (iii) The appointment of a trustee or receiver to take possession of substantially all of GoTo's assets located in the Rented Premises or GoTo's interest in this Agreement; or

               (iv) The attachment, execution or other judicial seizure of substantially all of GoTo's assets located in the Rented Premises, or GoTo's interest in this Agreement.


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          E. GoTo commits any other act or omission which constitutes a default under the Lease, which has not been cured after delivery of written notice and passage of the applicable grace period provided in the Lease.

     17. Remedies: In the event of any default by GoTo, idealab! shall have all remedies provided under the Lease and by applicable law.

     18. Parking: GoTo shall have the right to use, throughout the Term, three hundred (300) non-reserved parking spaces in the garage (the "Base Parking") and shall pay as rent therefor Sixteen Thousand Five Hundred Dollars ($16,500) per month, which may be adjusted as provided in Section 5.1.2 of the Original Lease. In the event that idealab! is able to lease, license and otherwise acquire the legal right to use parking spaces at the parking garage located at 150-160 W. Union Street, Pasadena, California, GoTo shall have the right to use for the remainder of the Term an additional twenty (20) non-reserved parking spaces in the garage (the "Additional Parsons Parking") and shall pay as rent therefor One Thousand One Hundred Dollars ($1,100) per month. In addition, idealab! shall provide for GoTo's use throughout the Term one hundred seven (107) parking spaces in reasonable proximity to the Premises (which number shall be reduced by twenty (20) parking spaces in the event that GoTo has the right to use the Additional Parsons Parking) (the "Off-Site Parking"). GoTo shall pay as rent for the Off-Site Parking idealab!'s actual cost for such the Off-Site Parking, not to exceed One Hundred Fifty Dollars ($150) per space. The rent for the Base Parking, the Additional Parsons Parking and the Off-Site Parking shall be collectively referred to herein as the "Parking Rent". GoTo shall also be responsible for the parking charges related to the Base Parking for the period beginning November 7, 1999 and ended January 15, 2000. Accordingly, for the first eighteen (18) months of this Agreement, GoTo shall pay an additional Two Thousand Sixty-Three and 98/100 Dollars ($2,063.98) per month for such parking charges as "Additional Rent" hereunder on the first day of each such month without notice or demand and without any deduction, offset, or abatement, in lawful money of the United States of America.

     19. Broker: idealab! and GoTo each represent to the other that they have dealt with no real estate brokers, finders, agents or salesmen in connection with this transaction and that no liability has been incurred, nor will be incurred, directly or indirectly, for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby. Each party agrees to hold the other party harmless from and against all claims for brokerage commissions, finder's fees or other compensation made by any other agent, broker, salesman or finder as a consequence of such party's action or dealings with such agent, broker, salesman, or finder.

     20. Notices: Unless at least five (5) days' prior written notice is given in the manner set forth in this section, the address of each party for all notices and other communications required or permitted hereunder shall be that address set forth below their signatures at the end of this Agreement. All notices, demands or communications in connection with this Agreement shall be personally delivered or properly addressed and deposited in the mail (certified, return receipt requested, and postage prepaid) or delivered by a reputable courier. Notices shall be deemed delivered (a) upon receipt, if personally delivered, (b) three (3) business days after mailing, if mailed as set forth above or (c) the number of days indicated by such courier. Notwithstanding the foregoing, all notices given to Parsons under the Lease shall be considered delivered only when delivered in accordance with the Lease.

     21. idealab!'s Obligations with Respect to the Lease: idealab! shall fully perform all of its obligations under the Lease to the extent GoTo has not expressly agreed to perform such obligations under this Agreement. idealab! shall not terminate the Lease, amend or waive any provisions under the Lease or make any elections, exercise any right or remedy or give any consent or approval under the Lease that would materially adversely affect GoTo's use of the Rented Premises or materially increase GoTo's obligations or materially decrease GoTo's rights under this Agreement, without GoTo's prior written consent, which shall


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not be unreasonably withheld, conditioned or delayed. idealab!, with respect to the obligations of Parsons under the Lease, shall use its diligent good faith efforts to cause Parsons to perform such obligations for the benefit of GoTo. Such diligent good faith efforts shall include, without limitation, upon GoTo's written request, immediately notifying Parsons of its nonperformance under the Lease and requesting that Parsons perform its obligations under the Lease.

     22. Quiet Enjoyment: GoTo shall peacefully have, hold and enjoy the Rented Premises, subject to the terms and conditions of this Agreement, provided that there is not a default by GoTo. In the event, however, that idealab! defaults in the performance or observance of any of idealab!'s remaining obligations under the Lease or fails to perform idealab!'s stated obligations under this Agreement, then GoTo shall give idealab! notice specifying in what manner idealab! has defaulted, and if such default shall not be cured by idealab! within thirty (30) days thereafter (except that if such default cannot be cured within said thirty (30) day period, this period shall be extended for an additional reasonable time, provided that idealab! commences to cure such default within such thirty (30) day period and proceeds thereafter to effect such cure), then GoTo shall be entitled to cure such default and promptly collect from idealab! GoTo's reasonable expenses in so doing (including, without limitation, reasonable attorneys' fees and court costs). GoTo shall not be required, however, to wait the entire cure period described herein if earlier action is required to comply with the Lease or with any applicable governmental law, regulation or order.

     23. Other Terms: Except as set forth below, the terms and conditions of this Agreement shall include all of the terms of the Lease and such terms are incorporated into this Agreement as if fully set forth herein, except that: (i) each reference in such incorporated sections to "Lease" shall be deemed a reference to "Premises Agreement"; (ii) each reference to the "Premises" shall be deemed a reference to "Rented Premises"; (iii) each reference to "Lessor" and "Lessee" shall be deemed a reference to "idealab!" and "GoTo", respectively, except as otherwise expressly set forth herein, and (iv) with respect to work, services, repairs, restoration, insurance, indemnities, representations, warranties or the performance of any similar obligation of Parsons under the Lease, the sole obligation of idealab! shall be to request the same in writing from Parsons as and when requested to do so by GoTo, and to use idealab!'s reasonable efforts to obtain Parsons' performance. Notwithstanding the foregoing, (a) the following provisions of the Lease shall not be incorporated herein: Sections 1.1, 2.1, 3.2 (the first paragraph only), 3.2.1 (the first sentence only), 4.1, 5.1 (except Section 5.1.4), 5.5, 19.2.1, 19.2.9, 24.1, 28 and 29.19 (except 29.19.5, after the first comma) and Exhibits A, B (Article VII only) and D of the Original Lease and Sections 1 (except the "Fixturization Period" section), 2, 3 (the first sentence and the first subpart (i) only), 5, 7 and 9.2 of the Amendment; (b) references in the following provisions to "Lessor" shall mean Parsons only: Sections 3.1, 3.2.2, 3.3, 3.4, 5.2.1, 5.2.2.1, 6, 7.3,
8, 17, 18.2, 18.5, 22 and 29.13 and Exhibits C and E of the Original Lease and
Section 3 of the Amendment; and (c) references in the fourth line of Section 9.4 of the Original Lease to "Lessor" shall mean Parsons and idealab!. In the event of a conflict between the express provisions hereof or the incorporated provisions of the Lease, the express provisions hereof shall prevail.

     24. Miscellaneous: This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of California. If any term of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction, then the remainder of this Agreement shall remain in full force and effect to the fullest extent possible under the law, and shall not be affected or impaired. This Agreement may not be amended except by the written agreement of all parties hereto. Time is of the essence with respect to the performance of every provision of this Agreement in which time of performance is a factor. Any executed copy of this Agreement shall be deemed an original for all purposes. This Agreement shall, subject to the provisions regarding assignment, apply to and bind the respective heirs, successors, executors, administrators and assigns of idealab! and GoTo. The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against either idealab! or GoTo. The captions used in this Agreement are for convenience only and shall not be considered in the construction or interpretation of any provision hereof. When a party is required to do something by this Agreement, it shall do so at its sole cost and expense without right of reimbursement from the other party



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unless specific provision is made therefor. Whenever one party's consent or approval is required to be given as a condition to the other party's right to take any action pursuant to this Agreement, then such consent or approval shall not be unreasonably withheld or delayed. If either party brings any action or legal proceeding with respect to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' and experts' fees and court costs.

     25. Option Space: GoTo shall have the right to lease additional premises in the West Annex as set forth in Section 6 of the Amendment. At GoTo's request, idealab! will exercise its rights under Section 6 of the Amendment for GoTo's benefit and as directed by GoTo. Any such additional premises shall become additional Rented Premises hereunder, and the parties shall execute an amendment to the Premises Agreement to incorporate such additional premises.

     26. Option to Extend: GoTo shall have the option to extend the Term as set forth in Section 29.19.5 of the Original Lease. At GoTo's request, idealab! will exercise its rights under Section 29.19.5 of the Original Lease for GoTo's benefit and as directed by GoTo.

     27. Signage: GoTo shall have the signage rights as set forth in Section 8 of the Amendment.

     28. Agreements by Parsons: The obligations of GoTo hereunder are conditioned on GoTo's receipt within twenty (20) days from the date hereof of written agreement by Parsons to the items set forth in Exhibit D hereto. GoTo shall have the right to terminate this Agreement at any time prior to receipt of such agreement by delivering written notice thereof to idealab!

     IN WITNESS WHEREOF, the parties have executed this Premises Agreement as of the day first above written.

IDEALAB!:                                  GOTO:

BILL GROSS' IDEALAB!,                      GOTO.COM, INC.,
a California corporation                   a Delaware corporation

By:                                        By:
   -------------------------------             -----------------------------
Name:                                      Name:
      -----------------------------            -----------------------------
Its:                                       Its:
     ------------------------------            ------------------------------

Address: 130 W. Union Street               Address: 140 W. Union Street
         Pasadena, CA  91103                        Pasadena, CA  91103
Attn.:   Chief Operating Officer           Attn.:   Chief Financial Officer



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                                    EXHIBIT A

                                      LEASE



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                                    EXHIBIT B

                                  THE PREMISES




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                                    EXHIBIT C

                                   ALTERATIONS

                            [To be completed by GoTo]




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                                    EXHIBIT D

                              AGREEMENTS BY PARSONS


     Parsons hereby consents to the Premises Agreement dated December ___, 1999 between Bill Gross' idealab! and GoTo.com, Inc. and agrees that, notwithstanding anything to the contrary in the Lease:


     (a) Parsons hereby agrees that the release and waiver of subrogation set forth in Section 13 of the Premises Agreement shall apply as between Parsons, idealab! and GoTo.

     (b) GoTo may, without Parsons' prior written consent, sublet the Rented Premises or assign the Premises Agreement to an entity as described in Section
14.6 of the Lease.

     (c) Parsons hereby consents to the construction by GoTo of the alterations described in Exhibit C to the Premises Agreement and agrees that such alterations may be surrendered upon the termination o the Lease (provided GoTo restores the ceiling of the Rented Premises to a "dropped ceiling" if requested by Parsons' next tenant).

     (d) Parsons hereby consents to GoTo's installation of signage as set forth in Section 8 of the First Amendment to the Lease.


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